Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Nos. 333-147879 and 333-176021) on Form S-8 of Insight Enterprises, Inc. of our report dated March 14, 2016 relating to the consolidated financial statements of Datalink Corporation (which report expresses an unqualified opinion), appearing in the Current Report on Form 8-K filed by Insight Enterprises, Inc. on January 5, 2017.

/s/ RSM US LLP

Minneapolis, MN

January 5, 2017